                                                                    EXHIBIT 10.6

                       CLINICAL TRIAL SERVICES AGREEMENT


   This Agreement is made and entered into this 1st day of July, 1998 by and between:

                The Cardiovascular Data Analysis Center of the
                    Beth Israel Medical Group (the "CDAC")

     a Massachusetts nonprofit corporation having its principal office at:

                            900 Commonwealth Avenue
                       Boston, Massachusetts 02215-3410
                              Tel.: 617-632-1515

                                      and

                   Vascular Solutions, Inc. (the "Sponsor")

            a Minnesota corporation having its principal office at:

                            2495 Xenium Lane North
                         Minneapolis, Minnesota 55441
                              Tel.: 612 553-2970

     Whereas, the Sponsor has developed Vascular Solutions Duett(TM) sealing device;

     Whereas, the Sponsor desires to have a clinical trial (the "Trial") carried out that is designed to evaluate the safety and effectiveness of the Vascular Solutions Duett sealing device;

     Whereas, the CDAC and its professionals have experience in the development and administration of clinical trials of various cardiovascular medical devices or drugs; and

     Whereas, the Sponsor desires to engage the CDAC for the purpose of providing the Clinical Trial Services, as defined below.

     NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the CDAC and Sponsor agree as follows:

1.   Definitions

     "Clinical Sites" shall mean the hospitals and other medical institutions that are participating as clinical study sites in the Trial.

     "Clinical Trial Data" shall mean data provided to CDAC by the Clinical Sites during the Trial and may include, but shall not be limited to, information contained in case report forms, taken at baseline and at follow-up, as appropriate, as well as any request by CDAC for additional information or information clarifying, confirming or correcting any previous information received by CDAC from a Clinical Site.

     "Clinical Trial Services" shall mean the Services described in Section 4 of this Agreement.

     "Device" shall mean the Vascular Solutions Duett sealing device.

     "Intellectual Property" means all proprietary rights, including patents, copyrights, mask works, trade secrets and proprietary information.

     "Manual" shall mean the Investigational Plan and Manual of Operations for the Trial.

     "Principal Investigators" shall mean collectively the investigator who functions as overall principal investigator for the Trial and the investigators who function as principal investigators at the Clinical Sites.

     "Protocol" shall mean the investigational plan developed pursuant to this Agreement for performing the Trial described in the Manual.

     "Related Materials" shall mean any substances, materials or written information related to the use of the Device.

     "Trial" shall mean the clinical trial described in the Protocol.

2.   Sponsor Liaison.

     The Sponsor shall designate a person who shall be the Sponsor's primary liaison (the "Sponsor Liaison") with the CDAC for all purposes pursuant to this Agreement. The Sponsor Liaison's duties shall include responding promptly and fully to all reasonable requests from the CDAC. The Sponsor Liaison may consult informally with the CDAC's representatives, both in person and by telephone, regarding the Trial. All notices and approvals to be made by the Sponsor pursuant to this Agreement shall be made by or through the Sponsor Liaison, and the CDAC shall be entitled to look solely to the Sponsor Liaison for such notices and approvals. Initially, the Sponsor Liaison shall be Paul Fischer, Clinical Research Manager.

3.   Primacy of Health Care Mission.

     The Sponsor acknowledges that the primary mission of the CDAC is health care, education and the advancement of knowledge and, consequently, all Clinical Trial Services provided by CDAC under this Agreement shall be performed in a manner best suited to carry out that mission. Furthermore, the CDAC does not guarantee specific results of the Trial.

4.   Clinical Trial Services

     a.   Reasonable Efforts.  The CDAC shall use reasonable efforts to perform
          ------------------
the Clinical Trial Services set forth in this Section 4.

     b.   Clinical Trial Services.
          -----------------------

                 1).  Development of Protocol. The CDAC shall assist the Sponsor
                      -----------------------
                 in developing the Protocol for performing the Trial.


                 2).  Identification of Clinical Sites. The CDAC shall assist
                      --------------------------------
                 Sponsor in identifying institutions to participate in the Trial as Clinical Sites. The Sponsor and each Clinical Site shall enter into a Clinical Trial Agreement in substantially the form of Exhibit A. The Sponsor agrees that it, and not the CDAC, shall have the responsibility for performing any necessary monitoring of the Clinical Sites.

                 3).  Administration. The CDAC shall assist the Sponsor in
                      --------------
                 administering the Trial.

                        i. The CDAC shall assist the Sponsor in administering the Trial.

                        ii. As coordinated with the Sponsor Liaison, the CDAC will communicate directly with the Clinical Sites to resolve Trial-related issues (i.e. Protocol questions, reportable adverse events).

                        iii. The CDAC shall coordinate the services of the Core
                             Lab providing ultrasound assessment.



                 4).  Data Receiving, Analysis and Reporting.

                        i.   Data Receiving.
                             --------------

                             1. The CDAC shall be responsible for developing and implementing procedures for receiving the Clinical Trial Data generated by the Clinical Sites.

                             2. CDAC shall develop and maintain a database designed to facilitate the provision of Clinical Trial Data to the Sponsor.

                             3. CDAC shall institute quality control measures for Clinical Trial Data entry verification.

                        ii.  Data Analysis.  The CDAC shall perform the data
                             -------------
                             analyses described in the Manual.


                        iii. Reporting.
                             ---------

                             1.  Confidentiality. The CDAC shall not disclose to
                                 ---------------
                                 the Sponsor any confidential information including, but not limited to, the identity of participants in the Trial, their medical records and other related confidential medical information.

                             2.  Progress Reports. CDAC shall provide Sponsor
                                 ----------------
                                 with periodic progress reports every week.

                             3.  Final Written Report and Computer File. CDAC
                                 --------------------------------------
                                 agrees to provide Sponsor with a final written report setting for the CDAC's analysis of the Clinical Trial Data and conclusions, if any, no later than two (2) months after receipt of all the Clinical Trial Data. At such time as the final written report is delivered to Sponsor, CDAC shall also provide Sponsor with a computer file of the Clinical Trial Data.

                             4.  Primacy of Accurate Data. Notwithstanding any
                                 ------------------------
                                 of the foregoing, CDAC may request additional time to complete the reports for the purposes of assuring the accuracy of the data embodied in such reports. Under such circumstances, Sponsor agrees that it shall not unreasonably deny such requests.

                             5.  Letters Accompanying Reports. All reports
                                 ----------------------------
                                 provided to Sponsor by CDAC shall be
                                 accompanied by a letter in substantially the form of that at Exhibit B herein.

                 5).  Record Keeping.  CDAC shall prepare and maintain written
                      --------------
                      records, notes, reports, report forms and other information related to the Clinical Trial Data to the extent required by law or for two (2) years after regulatory approval is obtained or until the Trial is terminated by Sponsor, whichever is longer.

     6).  CDAC Oversight Responsibilities.
          -------------------------------

          i. CDAC shall assemble a Clinical Events Committee to review selected Clinical Trial Data forms reporting complications associated with the Trial, which committee shall convene as deemed necessary by the parties.

          ii. CDAC shall assemble and conduct conferences among members of a Data Safety Monitoring Committee assembled by the Sponsor at agreed upon intervals or ad hoc to review progress of the Trial with respect to patient safety.

     7).  Other.  Other Clinical Trial Services to be performed, if any, shall
          -----
     be set forth at Exhibit C.

     c.  Suspension of Trial.  The Operations Committee, as defined in the
         -------------------
Manual, may suspend the Trial at any time if the Operations Committee determines that it is medically appropriate to do so.

5.   Data Ownership

     CDAC agrees that it shall have no ownership rights in any data not generated by CDAC or by CDAC's employees, agents, or assigns including Clinical Trial Data. The CDAC shall own all rights to the procedures, methodologies, computer programs, analytic tools, know how and work papers used and/or generated by CDAC in conducting such analyses relating to the Trial. The Sponsor shall have ownership rights in the Clinical Trial data and content of copies of analyses and reports relating to the Trial which are delivered to Sponsor by CDAC and shall be free to use them for its own business purposes.

6.   Device

     a.   Supply of Device.  The Sponsor shall be responsible for providing to
          ----------------
the Clinical Sites a sufficient number of Devices and Related Materials to conduct the Trial. The Sponsor and the CDAC shall work together prior to the commencement of the Trial to estimate the number of Devices and the amount of any Related Materials that shall be required to carry out the Trial. Thereafter, the Sponsor shall, at the request of the Clinical Sites, provide to the Clinical Sites such additional Devices in quantities sufficient to support the Trial.

     b.   Costs of Providing Device.  The Sponsor shall be responsible for all
          -------------------------
costs of the Device for use in the Trial, and for all costs of supplying the Device to the Clinical Sites. CDAC shall not be responsible for the cost of providing the Device.

     c.   Representations Concerning the Device.  The Sponsor represents,
          --------------------------------------
warrants and agrees that the Device and Related Materials are produced in accordance with all applicable laws and regulations. The Sponsor further represents, warrants and agrees that appropriate federal and state government authorization has been or will be obtained for the use of the Device and Related Materials for the Trial.

     d.   Training on Use of Device.  The Sponsor, and not CDAC, shall be wholly
          -------------------------
responsible for training Principal Investigators and Clinical Site staff on the use of the Device.

7.   Sponsor Obligations.

a. Compensation.  Sponsor shall pay CDAC by the hour at the rates set forth on
   ------------
Exhibit D which is attached hereto and made a part hereof. In addition, Sponsor shall pay to CDAC a monthly fee of $9,875 for overhead expenses associated with this Trial and a fee equal to 10% of all hourly charges for the Department of Medicine and shall reimburse CDAC for any and all reasonable expenses associated with the Trial, including but not limited to, the cost of printing the case report forms and other related materials, postage, overnight shipping, Clinical Events Committee Charges and Data Safety and Monitoring Committee costs and reasonable travel expenses. Upon execution of this Agreement, Sponsor shall advance the sum of $100,000 to CDAC, which will be applied toward all charges and expenses that become due and payable under this Agreement. CDAC shall provide to Sponsor monthly bills which will detail the charges, including professional time and expenses. Sponsor shall pay such bills within thirty days of receipt; provided that all fees and expenses incurred by CDAC following the receipt of all the Clinical Trial Data will be paid within 15 days of the receipt by Sponsor of the final written report.

     b.   Adverse Reactions. The Sponsor agrees that CDAC is not responsible for
          -----------------
the costs of diagnosis, care and treatment of any undesirable side effects, adverse reactions, illness or injury to a participant in the Trial which result from participation in the Trial, except to the extent such costs arise directly from the CDAC's gross negligence, or reckless or intentional misconduct of the CDAC or any of its employees, agents, or assigns. This section is not intended to create any third-party contractual benefit for any participants in the Trial.

     c.   Immediate Notification of Adverse Reactions.  The Sponsor shall
          -------------------------------------------
immediately transmit to the CDAC any information regarding any side effects or adverse reactions associated with the use of the Device or the Related Materials. The CDAC shall immediately transmit to the Sponsor any information regarding side effects or adverse reactions of participants in the Trial.

     d.   No Responsibility for Work of Clinical Sites or Core Laboratories.
          -----------------------------------------------------------------
Sponsor agrees and acknowledges that the quality of the data and analysis produced by the CDAC is critically dependent upon the quality of the work performed and data generated by the Clinical Sites and the Core Laboratories participating in the Trial, and that the CDAC has no ability to control or influence the quality of such work or data.

     e.   Sponsor Obligation to Arrange for Data Submission.  The Sponsor shall
          -------------------------------------------------
use best efforts to ensure that the Clinical Sites provide CDAC with all Clinical Trial Data in order for CDAC to perform its obligations under this Agreement.

8.   Confidentiality; Publication

     a.   Sponsor Confidential Information Defined.  "Sponsor Confidential
          ----------------------------------------
Information" shall mean information provided to CDAC by Sponsor which is marked "Confidential" when disclosed or, if not in tangible form, is identified by Sponsor as confidential when disclosed and confirmed in writing to be confidential within thirty (30) days of such disclosure. Notwithstanding the foregoing, "Sponsor Confidential Information" shall not include information or materials that: (i) were in the possession of the CDAC before receipt from the Sponsor; (ii) were or become available to the public through no fault of the CDAC; (iii) have been received in good faith by the CDAC from a third party who does not owe a duty of confidentiality to the Sponsor; (iv) have been independently developed by the CDAC without any use of Sponsor Confidential Information; or (v) are required to be disclosed by law.

     b.   Limited Delivery of Sponsor Confidential Information.  The free
          ----------------------------------------------------
dissemination of information is an important policy of the CDAC. To minimize questions concerning the confidentiality of disclosures, trade secrets, or proprietary data or information, the Sponsor agrees to limit to the extent possible the delivery of Sponsor Confidential Information to the CDAC, the Principal Investigators and the Clinical Sites.

     c.   Publication.  In accordance with this subparagraph (c), the CDAC shall
          -----------
have the right to publish or otherwise publicly disclose information gained in the course of this Agreement. During the term of this Agreement and for a period of one (1) year following the termination or expiration of this Agreement, to protect patent rights and Sponsor Confidential Information, CDAC shall submit manuscripts, abstracts and similar material generated by CDAC as a result of this Agreement ("Publications") to the Sponsor for review and comment thirty
(30) days prior to the planned publication or disclosure date.

     Sponsor will advise CDAC within thirty (30) days of receiving any such Publication of: (i) any disclosure of information that will result in a loss of patent rights ("Patentable Material"), and (ii) any disclosure of Sponsor Confidential Information. If the Sponsor informs CDAC that it is desirable to file patent applications on Patentable Material disclosed in the Publication, CDAC may, at its option: (i) delete the Patentable Material and publish or disclose the Publication; or (ii) postpone Publication for not more than sixty
(60) days beyond the date on which the Publication was provided to the Sponsor to provide time to file patent applications. Upon mutual agreement that the Publication contains Sponsor Confidential Information, CDAC will delete such information.

9.   Publicity

     No press release, advertising, promotional sales literature or other promotional written statements or promotional oral statements to the public in connection with or alluding to work performed under this Agreement or the relationship between the parties created by it, having or containing any reference to the CDAC, the Beth Israel Deaconess Medical Center or any of its affiliates or the Sponsor, shall be made by either party without the prior written approval of the other party. The CDAC shall, however, have the right to acknowledge the Sponsor's support of the investigations under this Agreement in CDAC's brochure, web site, scientific publications and other scientific communications.

10.  Inventions

     The CDAC acknowledges that the Sponsor, and not the CDAC, owns all Intellectual Property in the Device and the Related Materials. The CDAC agrees to take no action inconsistent with the Sponsor's ownership of such Intellectual Property.

     The Sponsor agrees that all Intellectual Property, if any, conceived or reduced to practice by the CDAC during the course of the Trial shall be the property of The Beth Israel Medical Group.

     The parties agree that nothing in this Agreement by implication or otherwise shall constitute a grant of rights to any Intellectual Property owned or developed by either party before, during and after the Trial.

11.  Indemnification

     a. The Sponsor shall indemnify, defend and hold harmless the CDAC and its trustees, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss, or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments: (i) arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning the Device and Related Materials or any modification thereof; (ii) arising out of any side effect or adverse reaction, illness or injury resulting from Indemnitees' performance under this Agreement and occurring to any person involved in the Trial; or (iii) arising out of damage to any property resulting from and occurring during the Indemnitees' performance of this Agreement.

     b. The Sponsor's indemnification under 11(a) shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the grossly negligent activities, or reckless or intentional misconduct of the Indemnitees.

     c. The Sponsor agrees, at its own expense, to provide attorneys reasonably acceptable to the CDAC to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

     d. The Sponsor agrees, at its own expense, to provide attorneys reasonably acceptable to CDAC to represent CDAC and its trustees, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns, in connection with any disputes between Sponsor and third parties arising from the Trial.

     e. This section 11 shall survive expiration or termination of this Agreement.

12.  Insurance

     a. The Sponsor shall, at its sole cost and expense, procure and maintain comprehensive general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for the Sponsor's indemnification under the preceding section. If the Sponsor elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to the CDAC and the CDAC's insurance carrier. The minimum amounts of insurance coverage required under this section shall not be construed to create a limit of the Sponsor's liability with respect to its indemnification under the preceding section of this Agreement.

     b. The Sponsor shall provide the CDAC with written evidence of such insurance upon request of the CDAC. The Sponsor shall provide the CDAC with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance.

     c. The Sponsor shall maintain such comprehensive general liability insurance during (i) during the continuance of the Trial or the term of this Agreement, whichever is longer, and (ii) for a reasonable period after the period referred to in (c)(i) above which in no event shall be less than three
(3) years.

     d. This section 12 shall survive expiration or termination of this Agreement.

13.  Limitation of Liability and Remedies

     a. THE MAXIMUM AGREED LIABILITY OF THE CDAC SHALL NOT EXCEED THE FEES PAID TO THE CDAC. IN NO EVENT SHALL THE CDAC BE LIABLE TO SPONSOR FOR ANY SPECIAL, INDIRECT, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO ANY DAMAGES RESULTING FROM LOSS OF DATA, DELAY IN THE STUDY, LOSS OF PROFITS OR LOSS OF BUSINESS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY PRODUCTS, SERVICES OR MATERIALS FURNISHED HEREUNDER. EVEN IF THE CDAC HAS BEEN ADVISED OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES.

     b.   EXCEPT AS EXPRESSLY STATED TO THE CONTRARY, THE LIMITATIONS STATED IN
SECTION 13 (a) SHALL APPLY WHETHER THE ASSERTED CLAIM, LIABILITY OR DAMAGES ARE BASED ON CONTRACT (INCLUDING BUT NOT LIMITED TO BREACH OF WARRANTY), TORT (INCLUDING BUT NOT LIMITED TO NEGLIGENCE AND STRICT LIABILITY) OR ANY OTHER LEGAL OR EQUITABLE GROUNDS, AND REGARDLESS OF WHETHER THE ASSERTED CLAIM, LIABILITY OR DAMAGES ARISE FROM PERSONAL INJURY, PROPERTY DAMAGE, ECONOMIC LOSS OR ANY OTHER KIND OF INJURY, LOSS OR DAMAGE. EACH OF SUCH LIMITATIONS IS INTENDED TO BE ENFORCEABLE REGARDLESS OF WHETHER ANY OTHER EXCLUSIVE OR NON-EXCLUSIVE REMEDY UNDER THIS AGREEMENT FAILS OF ITS ESSENTIAL PURPOSE.

     c. The Sponsor acknowledges that the fees described in Section 7 and the other economic terms of this Agreement and its Exhibits reflect the allocation of risks and the limitations of the CDAC's liability hereunder.

14.  Term; Termination

     a.   Term. This Agreement shall continue in full force and effect until the
          ----
earliest of (i) 48 weeks from the date hereof; or (ii) until all of the work to be performed under the Protocol is completed, or (iii) the Study is terminated, or (iv) at any time by the mutual consent of the CDAC and Sponsor. Termination of this Agreement, however, shall not relieve the obligations undertaken by the parties in Sections 8, 9, 10, 11, 12, and 13.

     b.   Termination for Bankruptcy/Insolvency.  The Sponsor may immediately
          -------------------------------------
terminate this Agreement if the CDAC files a petition in bankruptcy or is adjudicated as bankrupt or insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, or if the CDAC discontinues its business or if a receiver is appointed for the CDAC or the CDAC's business who is not discharged within thirty (30) days. The CDAC may immediately terminate this Agreement if the Sponsor files a petition in bankruptcy or is adjudicated bankrupt or insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, or if the Sponsor discontinues its business or if a receiver is appointed for the Sponsor or the Sponsor's business who is not discharged within thirty (30) days.

     c.   Termination for Cause.  Either party may terminate this Agreement for
          ---------------------
cause after providing the breaching party with written notice of breach in accordance with Section 19 and sixty (60) days from the date of such notice to cure. In the event of such breach the nonbreaching party's sole remedy shall be to seek damages through arbitration pursuant to Section 17.

     d.   Effect of Termination.  Upon termination of this Agreement for any
          ---------------------
reason, the Sponsor shall promptly pay the CDAC all amounts due at the effective date of termination including, without limitation, amounts due for all non-cancelable commitments incurred through that date, hourly payments, fees, and payments for reasonable expenses. Upon termination or expiration of this Agreement, the CDAC shall retain title to all equipment purchased or fabricated by it with funds provided by the Sponsor under this Agreement.

15.  Compliance with Laws and Policies

     a.   Compliance with Law.  The Sponsor and the CDAC shall comply with all
          -------------------
applicable federal, state and local laws, regulations and guidelines, including but not limited to any such laws, regulations or guidelines concerning human subject research.

     b.   Adherence to Policies.  The Sponsor recognizes that in performing
          ---------------------
services under this Agreement, the CDAC is bound by and all rights of the Sponsor will be subject to the Faculty of Medicine of Harvard University's Faculty Policies on Integrity in Science and the policies of the Beth Israel Deaconess Medical Center and CDAC.


16.  Non-Solicitation; Financial Interest in the Sponsor

     a. The Sponsor shall not solicit for employment, or employ (which shall include services as an independent contractor), at any time during the term hereof or for a period of one (1) year thereafter, any person employed by the CDAC at any time during the term hereof, without the prior written consent of the CDAC.

     b. Neither the Sponsor nor any affiliate or subsidiary of the Sponsor shall grant, issue or provide or agree to grant, issue or provide any financial interest, including any consulting or other fee or stock or other equity, to any person employed by the CDAC or any immediate family member of any person employed by the CDAC without the prior written consent of the President and Chief Executive Officer of the Beth Israel Medical Group and the Beth Israel Deaconess Medical Center.

17.  Arbitration

     a. The parties shall settle by arbitration any controversy or claim between them arising directly or indirectly under this Agreement, whether based on contract, tort, fraud, misrepresentation or other legal theory, and whether or not arbitration has been expressly referenced elsewhere in a particular section or a particular subsection of this Agreement. The arbitration shall occur in Boston, Massachusetts under the then current rules and supervision of the American Arbitration Association. If the dispute involves a claim for money in the amount of $500,000 or less and does not involve any claims relating to ownership, use, or disclosure of intellectual property, the arbitration shall be before a single arbitrator whom the parties shall select from a panel of persons knowledgeable in cardiology and clinical studies; otherwise, the arbitration shall be before three arbitrators, one selected by the Sponsor, one selected by the CDAC, and the third selected by the two arbitrators so selected. The arbitrator or arbitrators shall not have the power to award punitive or exemplary damages. The decision and award of the arbitrator or arbitrators shall be final and binding and the award rendered may be entered in any court having competent jurisdiction. The parties shall each pay their own attorneys' fees associated with the arbitration, and shall pay the other costs and expenses of the arbitration as the rules of the American Arbitration Association or the arbitrator provide.

     b. Any party may request arbitration to resolve any controversy or claim, between them, as provided above, by written notice to the other proposing an arbitrator. The other party receiving such written notice shall have thirty (30) days in which to agree with such choice of arbitrator or, if three arbitrators are required, to propose its arbitrator.

18.  Force Majeure

     a. Neither party shall be liable for any unforeseeable event beyond its reasonable control not caused by the fault or negligence of such party, which causes such party to be unable to perform its obligations under this Agreement, and which it has been unable to overcome by the exercise of due diligence.

     b. In the event of the occurrence of such a force majeure event, the party unable to perform shall promptly notify the other party. It shall further use its best efforts to resume performance as quickly as possible and shall suspend performance only for such period of time as is necessary as a result of the force majeure event.

19.  Miscellaneous

     This Agreement constitutes the entire agreement among the parties, and all prior negotiations, representations, agreements and understandings are superseded hereby. No agreements amending, altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the parties. Any notice required by this Agreement shall be given by prepaid, first class, certified mail, return receipt requested, to the parties at their addresses set forth above. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their successors and permitted assigns; provided, however, this Agreement may not be assigned by either party without the prior written approval of the other party. For the purposes of this Agreement, the parties shall be deemed to be independent contractors and not employees or agents of the other.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.



Vascular Solutions, Inc.               Beth Israel Medical Group



By:  /s/ Howard C. Root, CEO           By: /s/ Robert C. Moellering, MD
   --------------------------------       --------------------------------------
Name: Howard C. Root                   Name: Robert C. Moellering, MD
     ------------------------------         ------------------------------------
Title: CEO                             Title: President
      -----------------------------          -----------------------------------


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